Exhibit 10.1

FIRST AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT

This First Amendment to Development and License Agreement (this “First Amendment”) is made and entered into effective as of June 4, 2024 (the “First Amendment Effective Date”) by and between Coya Therapeutics, Inc., a Delaware corporation having its registered office at 5850 San Felipe St., Suite 500, Houston, Texas 77057, USA (“Coya”) and Dr. Reddy’s Laboratories SA, a Swiss company having its place of business at Elisabethenanlage 11, CH—4051, Basel, Switzerland (“DRL”). Capitalized terms used but not defined in this First Amendment shall have meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, Coya, DRL and, solely for the purposes of certain provisions as set forth therein, Dr. Reddy’s Laboratories Ltd. (“DRL Ltd.”), which is an Affiliate of DRL, entered into that certain Development and License Agreement dated as of December 5, 2023 (the “Agreement”) pursuant to which, inter alia, Coya granted DRL an exclusive license to exploit Final Product in the DRL Field in the DRL Transferred Territory; and

WHEREAS, the Parties desire to amend certain provisions of the Agreement related to Development Funding and Royalty Payments, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Additional Development Milestone Payment. Within five (5) Business Days after receipt of an invoice from Coya, which shall be issuable by Coya on or after the First Amendment Effective Date, DRL shall make a one-time payment to Coya of USD 3.85 million (the “Additional Development Funding Payment”). The Additional Development Funding Payment shall be deemed to be included in the definition of Development Funding for the purposes of the Agreement. Coya shall use the Additional Development Funding Payment solely for purposes of funding the first phase 2 clinical trial of the Final Product in the DRL Field in the United States in accordance with the Development Plan. The Parties acknowledge and agree that the Additional Development Funding Payment is not in consideration for any of the license rights granted under the Agreement, and combined with the other Development Funding, is not in excess of fair market value for services provided by Coya to Develop the Final Product.

2. Amendment to Royalty Payments. Section 8.5.1 of the Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding anything to the contrary, DRL will have no obligation to pay Coya the first USD 6 million in Royalty Payments that otherwise would be payable under this Agreement.”

3. Miscellaneous. Except as expressly modified by this First Amendment, the Agreement remains in full force and effect. This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment is executed by the duly authorized representative of each Party as of the First Amendment Effective Date.

Coya Therapeutics, Inc.		Dr. Reddy’s Laboratories SA

By:	/s/ Howard Berman	By:	/s/ Samin Ahmed Ranju
Name:	Howard Berman	Name:	Samin Ahmed Ranju
Title:	CEO	Title:	Head of Legal & Compliance, Europe

		By:	/s/ Sameer
		Name:	Sameer
		Title:	Director

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